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                                                  OMB Number 3235-0104
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

  BALTIMORE GAS AND ELECTRIC COMPANY ("BGE")
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   (Last)               (First)                 (Middle)

   39 WEST LEXINGTON STREET
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                                    (Street)

   BALTIMORE, MD  21201
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   9/28/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   52-0280210
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4. Issuer Name and Ticker or Trading Symbol

   CORPORATE OFFICE PROPERTIES TRUST (OFC)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [  ]   Director                             [ X ]   10% Owner
   [  ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

   COMMON SHARES OF BENEFICIAL INTEREST   6,182,634                    I                  (a)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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
Series A Convertible                         Common Shares of
Preferred Shares         9/28/00             Beneficial Interest        865,566                              I            (a)
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
Explanation of Responses:(a) The Common Shares of Beneficial Interest and the Series A Convertible Preferred Shares of Beneficial Interest are held by Constellation Properties, Inc., a wholly-owned subsidiary of Constellation Real Estate Group, Inc.,which is a wholly-owned subsidiary of Constellation Holdings, which is a wholly-owned subsidiary of Constellation Enterprises, Inc., which is a wholly-owned subsidiary of BGE.

/s/David A. Brune                                           11/10/98
---------------------------------------------            -----------------------
**Signature of Reporting Person                             Date
David A. Brune
Vice President,
Chief Financial Officer and Secretary
Baltimore Gas and Electric Company
Vice President,
Chief Financial Officer and Secretary
Constellation Enterprises, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

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
Explanation of Responses:



/s/Dan R. Skowronski                                           11/10/98
---------------------------------------------            -----------------------
**Signature of Reporting Person                             Date
  Dan R. Skowronski
  General Counsel and Secretary
  Constellation Properties, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  JOINT FILING
                       LISTING OF OTHER REPORTING PERSONS

        REPORTING PERSONS:                       IRS NUMBER:
        ------------------                       -----------

        a)  Constellation Properties, Inc.       52-1237835

        b)  Constellation Enterprises, Inc.      52-2080643